BRANDYWINE
                                      ASSET
                                   MANAGEMENT,
                                       LLC
                                 CODE OF ETHICS

                              Dated: April 1, 2002

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                                TABLE OF CONTENTS

     TOPIC                                                                  PAGE
     -----                                                                  ----

I.   Introduction                                                              1

     A.   Individuals and Entities Covered by the Code                         1

     B.   Fiduciary Duty                                                       1

          1.   The Client Come First                                           1
          2.   Avoid Taking Advantage                                          1
          3.   Comply with the Code                                            1

II.  Personal Securities Transactions                                          1

     A.   Preclearance Requirements for Access Persons                         1

          1.   General Requirement                                             1
          2.   Trade Authorization Requests                                    2
          3.   Length of Trade Authorization Approval                          2
          4.   No Explanation Required for Refusals                            2

     B.   Prohibited Transactions                                              2

          1.   Always Prohibited Securities Transactions                       2

               a.   Inside Information                                         2
               b.   Market Manipulation                                        2
               c.   Others                                                     3

          2.   Generally Prohibited Securities Transactions                    3

               a.   Initial Public Offerings
                    (all Investment Personnel)                                 3
               b.   One Day Blackout
                    (all Access Persons)                                       3
               c.   Seven-Day Blackout
                    (Fund-associated Portfolio Managers only)                  3
               d.   60-Day Blackout
                    (Fund-associated Investment Personnel only)                3
               e.   Private Placements
                    (Investment Personnel only)                                4

                                                                              II
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     C.   Exemptions                                                           4

          1.   Exemptions from Preclearance and Treatment as
               a Prohibited Transaction                                        4

               a.   Mutual Funds                                               4
               b.   No Knowledge                                               4
               c.   Legg Mason, Inc. Stock                                     5
               d.   Certain Corporate Actions                                  5
               e.   Systematic Investment Plans                                5
               f.   Option-Related Activity                                    5
               g.   Commodities, Futures, and Options
                    on Futures                                                 5
               h.   Rights                                                     5
               i.   Options on Broad-Based Indices                             5
               j.   Miscellaneous                                              6

     D.   Reporting Requirements                                               6

          1.   Initial and Periodic Disclosure of Personal Holdings
               by Access Persons                                               6
          2.   Transaction and Periodic Statement Reporting
               Requirements                                                    6
          3.   Disclaimers                                                     6
          4.   Availability of Reports                                         7

III. Fiduciary Duties                                                          7

     A.   Confidentiality                                                      7

     B.   Gifts                                                                7

          1.   Accepting Gifts                                                 7
          2.   Solicitation of Gifts                                           7
          3.   Giving Gifts                                                    7

     C.   Corporate Opportunities                                              8

     D.   Undue Influence                                                      8

     E.   Service as a Director                                                8

IV.  Compliance with the Code of Ethics                                        8

     A.   Compliance Committee                                                 8

                                                                             III
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          1.   Membership                                                      8
          2.   Investigating Violations of the Code                            8
          3.   Annual Review                                                   8

     B.   Remedies                                                             9

          1.   Sanctions                                                       9
          2.   Sole Authority                                                  9
          3.   Review                                                          9
          4.   Reporting of Violations to Certain Third Parties                9

     C.   Exceptions to the Code                                               9

     D.   Inquiries Regarding the Code                                        10

V.   Definitions                                                              10

     "Access Person"                                                          10
     "Beneficial Interest"                                                    10
     "Brandywine"                                                             11
     "Client Account and/or Client                                            11
     "Code"                                                                   11
     "Compliance Committee                                                    11
     "Equivalent Security"                                                    11
     "Immediate Family"                                                       12
     "Investment Personnel" and "Investment Person"                           12
     "Legal and Compliance Department"                                        12
     "Portfolio Manager"                                                      12
     "Securities Transaction"                                                 12
     "Security"                                                               12

VI.  Appendices to the Code                                                   12

     Appendix 1.    Legal & Compliance Department Contacts &
                    Compliance Committee Roster                                i

     Appendix 2.    Securities Transactions Designated as Exempt from
                    Code of Ethics Prohibitions by Compliance Committee       ii

     Appendix 3.    CTIiTrade(TM)Pre-Clearance System Instruction Memo       iii

     Appendix 4.    Guidelines for Sanctioning Violations of the
                    Code of Ethics                                           vii

                                                                              IV
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     Appendix 5.    Code of Ethics Certifications                             ix

     Appendix 6.    Form of Letter to Broker, Dealer or Bank                 xii

     Appendix 7.    New Account(s) Report                                    xiv

     Appendix 8.    Brandywine's Policy on Inside Information                 xv

     Appendix 9.    Brandywine's Privacy Policy                            xviii

                                                                               V
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I.   INTRODUCTION

     A. INDIVIDUALS AND ENTITIES COVERED BY THE CODE. Unless the use of another Code of Ethics has been approved in writing by the Legal and Compliance Department, all Access Persons1 are subject to the provisions of this Code.

     B. FIDUCIARY DUTY. The Code is based on the principle that Access Persons owe a fiduciary duty to Brandywine's Clients and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Brandywine's Clients.

     As fiduciaries, Access Persons must at all times comply with the following principles:

          1. THE CLIENT COMES FIRST. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of Brandywine's Clients. An Access Person may not induce or cause Brandywine's Clients to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of Brandywine's Clients. For example, an Access Person would violate this Code by causing a Client to purchase a Security the Access Person owned for the purpose of increasing the price of that Security.

          2. AVOID TAKING ADVANTAGE. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with Brandywine's Clients could call into question the exercise of an Access Person's independent judgment.

          3. COMPLY WITH THE CODE. Doubtful situations should be resolved in favor of Brandywine's Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any Securities Transactions that indicate an abuse of fiduciary duties.

II.  PERSONAL SECURITIES TRANSACTIONS

     A.   PRECLEARANCE REQUIREMENTS FOR ACCESS PERSONS.

          1.   GENERAL  REQUIREMENT.  Except for the  transactions  specified in
               Section II.C.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be precleared appropriately.

--------------------

     1    Capitalized words are defined in Section V (Definitions).

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          2.   TRADE  AUTHORIZATION  REQUESTS.  Prior to entering an order for a
               Securities Transaction that requires preclearance, the Access Person must make a request via the CTIiTrade(TM) system. The system will return an approval or disapproval of the request based upon the firm's trading activities and holdings at that time.

               NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PRECLEARANCE AUTHORIZATION IS REQUIRED MAY BE PLACED PRIOR TO THE RECEIPT OF AN AUTHORIZATION FOR THE TRANSACTION. VERBAL APPROVALS ARE NOT PERMITTED.

          3. LENGTH OF TRADE AUTHORIZATION APPROVAL. The authorization provided by CTIiTrade(TM)is effective until the earlier of (1) its revocation, (2) the close of business on the trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Tuesday), or (3) the moment the Access Person learns that the approval is no longer permissible under the Code. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before execution. If the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a limit order), no new authorization is necessary unless the person placing the original order for the Securities Transaction amends it in any way, or learns that the approval is no longer permissible under the Code.

          4. NO EXPLANATION REQUIRED FOR REFUSALS. In some cases, Brandywine has the right to refuse to authorize a Securities Transaction for a reason that is confidential. Brandywine is not required to give an explanation for refusing to authorize any Securities Transaction.

     B.   PROHIBITED TRANSACTIONS.

          1.   ALWAYS   PROHIBITED   SECURITIES   TRANSACTIONS.   The  following
               Securities Transactions are prohibited and will not be authorized under any circumstances:

               a. INSIDE INFORMATION. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

               b. MARKET MANIPULATION. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

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               c.   OTHERS.  Any  other  transaction  deemed  by  Brandywine  to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

          2.   GENERALLY PROHIBITED SECURITIES TRANSACTIONS.  Unless exempted by
               Section  II.C,   the  following   Securities   Transactions   are
               prohibited and will not be authorized by Brandywine absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

               a. INITIAL PUBLIC OFFERINGS (ALL INVESTMENT PERSONNEL). Any purchase of a Security by Investment Personnel in an initial public offering (other than a new offering of a registered open-end investment company);

               b. ONE DAY BLACKOUT (ALL ACCESS PERSONS). Any purchase or sale of a Security by an Access Person on any day during which any Brandywine Client or Fund account has a pending buy or sell order, or has effected a buy or sell transaction, in the same Security (or Equivalent Security). This prohibition does not apply to Securities Transactions for which authorization was previously obtained and has not yet expired pursuant to Section II.A.3.;

               c.   SEVEN-DAY  BLACKOUT   (FUND-ASSOCIATED   PORTFOLIO  MANAGERS
                    ONLY). Any purchase or sale of a Security by a Portfolio Manager within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Fund managed by that Portfolio Manager. For example, if a Fund trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

               d.   60-DAY BLACKOUT (FUND-ASSOCIATED INVESTMENT PERSONNEL ONLY).

                    (1) Purchase of a Security in which an Investment Person thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Security) in which such Investment Person had a Beneficial Interest, or

                    (2) Sale of a Security in which an Investment Person has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security) in which such Investment Person had a Beneficial Interest,

                                                                               8
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                         if, in either  case,  a Fund with which the  Investment
                         Person is associated held the same Security at any time
                         during  the  60  day  period   prior  to  the  proposed
                         Securities Transaction;

                         (i) Unless the Investment Person agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section IV.B.1.

                         Of course, Investment Personnel must place the interests of the Funds first; they may not avoid or delay purchasing or selling a security for a Fund in order to profit personally; and

               e. PRIVATE PLACEMENTS (INVESTMENT PERSONNEL ONLY). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. The Compliance Committee or their designee will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Brandywine Client account and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Legal and Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security) from the same issuer for a Fund, then the decision to purchase or sell the Security (or an Equivalent Security) must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

     C.   EXEMPTIONS.

          1. EXEMPTIONS FROM PRECLEARANCE AND TREATMENT AS A PROHIBITED TRANSACTION. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section
               II.B.:

               a. MUTUAL FUNDS. Any purchase or sale of a Security issued by any registered open-end investment companies (including but not limited to Mutual Fund Clients);

                                                                               9
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               b.   NO  KNOWLEDGE.  Securities  Transactions  where  the  Access
                    Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

               c. LEGG MASON, INC. STOCK. Any purchase or sale of Legg Mason, Inc. stock.

               d. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

               e. SYSTEMATIC INVESTMENT PLANS. Any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person.

               f. OPTIONS-RELATED ACTIVITY. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.B. are not applicable to the sale of the underlying security.

               g. COMMODITIES, FUTURES, AND OPTIONS ON FUTURES. Any Securities Transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures.

               h. RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

                                                                              10
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               i.   OPTIONS ON BROAD-BASED  INDICES. The prohibitions in Section
                    II.B.2. b, c, and d are not applicable to any Securities Transaction involving options on broad-based indices such as the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, MSCI Japan and Wilshire Small Cap indices. This
                    exemption   also  applies  to  Sector  Shares   (SPDRS)  and
                    closed-end funds.

                                                                              11
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               j.   MISCELLANEOUS. Any transaction in the following: (1) bankers
                    acceptances,   (2)  bank   certificates   of  deposit,   (3)
                    commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, and (6) other Securities as may from time to time be designated in writing by the Compliance Committee on the ground that the risk of abuse is minimal or non-existent. (Appendix 2)

     D.   REPORTING REQUIREMENTS

          1. INITIAL AND PERIODIC DISCLOSURE OF PERSONAL HOLDINGS BY ACCESS PERSONS. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis (during the month of April), an Access Person must acknowledge receipt and review of the Code and disclose all Securities in which such Access Person has a Beneficial Interest as well as other required information on the Code of Ethics Certifications form (Appendix 5).

          2. TRANSACTION AND PERIODIC STATEMENT REPORTING REQUIREMENTS. An Access Person must arrange for the Legal and Compliance Department to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. This requirement does not apply to accounts which are ONLY CAPABLE of holding mutual fund shares (as opposed to Securities). Attached as Appendix 6 is a form of letter that may be used to request these documents from such entities.

               If an Access Person opens an account at a broker, dealer, or bank that has not previously been disclosed, the Access Person must immediately notify the Legal and Compliance Department in writing of the existence of the account and make arrangements to comply with the requirements set forth herein. Access Persons should report the opening of a new account by completing the New Account(s) Report that is attached as Appendix 7 and by entering the information via CTIiTrade(TM).

               If an  Access  Person  is  not  able  to  arrange  for  duplicate confirmations  and  periodic  statements  to be sent,  the Access
               Person  must   immediately   notify  the  Legal  and   Compliance
               Department.

                                                                              12
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          3.   DISCLAIMERS.  Any  report  of a  Securities  Transaction  for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

          4. AVAILABILITY OF REPORTS. All information supplied pursuant to this Code may be made available for inspection by the Compliance Committee of Brandywine, the Board of Directors of each Legg Mason Fund, the Chairman of the Board and the Vice Chairman of Legg Mason, Inc., the Legg Mason Code of Ethics Review Committee, the Legal and Compliance Departments of Brandywine and Legg Mason, Inc., Preclearance Officers, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing and the Securities and Exchange Commission.

III. FIDUCIARY DUTIES

     A. CONFIDENTIALITY. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Brandywine's Clients, except to persons whose responsibilities require knowledge of the information.

     B. GIFTS. The following provisions on gifts apply to all Investment Personnel.

          1.   ACCEPTING   GIFTS.  On  occasion,   because  of  their  position,
               Investment Personnel may be offered, or may receive without notice, gifts from Clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of Brandywine. Gifts of a nominal value (I.E., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (E.G., sporting events), and promotional items (E.G., pens, mugs, T-shirts) may be accepted.

               If  an  Investment   Person  receives  any  gift  that  might  be
               prohibited   under  this  Code,   the   Investment   Person  must
               immediately inform the Legal and Compliance Department.

          2. SOLICITATION OF GIFTS. Investment Personnel may not solicit gifts or gratuities.

          3. GIVING GIFTS. Investment Personnel may not personally give gifts with

                                                                              13
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               an  aggregate  value  in  excess  of $100  per  year  to  persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or Clients of the firm.

     C. CORPORATE OPPORTUNITIES. Access Persons may not take personal advantage of any opportunity properly belonging to Brandywine's Clients. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to Brandywine for its Clients.

     D. UNDUE INFLUENCE. Access Persons may not cause or attempt to cause any Client account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a Client account, and the Access Person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for Brandywine's Clients (or, if the Access Person in question is a person with authority to make investment decisions for Brandywine's Clients, to the Legal and Compliance Department). The person to whom the Access Person reports the interest, in consultation with the Legal and Compliance Department, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

     E. SERVICE AS A DIRECTOR. No Investment Person may serve on the board of directors of a publicly-held company (other than Brandywine, its affiliates, and any mutual funds managed by Brandywine) absent prior written authorization by the Compliance Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.

IV.  COMPLIANCE WITH THE CODE OF ETHICS

     A.   COMPLIANCE COMMITTEE

          1.   MEMBERSHIP.   The  Compliance   Committee  is  comprised  of  the
               individuals identified in Appendix 1.

          2. INVESTIGATING VIOLATIONS OF THE CODE. The Legal and Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Compliance Committee. The Compliance Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Executive Committee no less frequently than annually.

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          3.   ANNUAL REVIEW.  The Legal and Compliance  Department  will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will make changes as necessary in conjunction with the Compliance Committee.

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     B.   REMEDIES

          1. SANCTIONS. If the Compliance Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Compliance Committee may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Compliance Committee and shall be forwarded to a charitable organization selected by the Compliance Committee. No member of the Compliance Committee may review his or her own transaction.

          2. SOLE AUTHORITY. The Compliance Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

          3. REVIEW. Whenever the Compliance Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than annually to the Executive Committee, information relating to the investigation of the violation, including any sanctions imposed.

          4. REPORTING OF VIOLATIONS TO CERTAIN THIRD PARTIES. Where required, the Compliance Committee will report material violations of the Code of Ethics to appropriate third parties, including Mutual
               Fund Boards for which Brandywine acts as sub-adviser. For purposes of this section, material violations do not include any violations which are not in direct conflict with trading activities or holdings in the relevant account(s), nor does it include a failure to pre-clear where there is no conflict with such trading activity. Not withstanding, the foregoing, the Compliance Committee will report all violations of the Code of Ethics involving Access Persons to the Legg Mason Funds on a quarterly basis.

     C. EXCEPTIONS TO THE CODE. Although exceptions to the Code will rarely, if ever, be granted, the Legal and Compliance Department may grant exceptions to

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          the  requirements of the Code on a case by case basis if the Legal and
          Compliance   Department  finds  that  the  proposed  conduct  involves
          negligible opportunity for abuse. All exceptions must be in writing and must be reported as soon as practicable to the Compliance Committee.

     D. INQUIRIES REGARDING THE CODE. The Legal and Compliance Department will answer any questions about this Code or any other compliance-related matters.

V.   DEFINITIONS

     When used in the Code, the following terms have the meanings set forth below:

     "ACCESS PERSON" means:

     (1)  every director or officer of Brandywine;

     (2)  every employee of Brandywine;

     (3) every natural person in a control relationship with Brandywine who obtains information concerning recommendations made with regard to the purchase or sale of a Security, prior to its dissemination or prior to the execution of all resulting trades;

     (4) such other persons as the Legal and Compliance Department shall designate.

     Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Legal and Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 17j-1(e) (1) promulgated under the Investment Company Act of 1940, as amended.

     "BENEFICIAL INTEREST" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

     An Access Person is deemed to have a Beneficial Interest in the following:

     (1)  any Security owned individually by the Access Person;

     (2)  any  Security  owned  jointly by the Access  Person  with  others (for
          example,   joint   accounts,    spousal   accounts,   UTMA   accounts,
          partnerships, trusts and controlling interests in corporations); and

     (3) any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

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          a.   the Security is held in an account  over which the Access  Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian); or

          b. the Security is held in an account for which the Access Person acts as a broker or investment adviser representative.

          c. In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person.

                         (i) This presumption may be rebutted if the Access Person is able to provide the Legal and Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons must complete the relevant portions of the Code of Ethics Certifications form attached as Appendix 5 in connection with such requests.

     Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Legal and Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

     "BRANDYWINE" means Brandywine Asset Management, LLC.

     "CLIENT ACCOUNT" AND/OR "CLIENT" means all existing clients of Brandywine, including but not limited to Mutual Fund clients.

     "CODE" means this Code of Ethics, as amended.

     "COMPLIANCE COMMITTEE" means the Compliance Committee of Brandywine as shown on Appendix 1

     "EQUIVALENT SECURITY" means any Security issued by the same entity as the issuer of a subject Security that is exchangeable for or convertible into the underlying security including, but not limited to, options, rights, warrants, stock appreciation rights, preferred stock, restricted stock, phantom stock, and bonds. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

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     "IMMEDIATE FAMILY" of an Access Person means any of the following persons:

          child                 grandparent              son-in-law
          stepchild             spouse                   daughter-in-law
          grandchild            sibling                  brother-in-law
          parent                mother-in-law            sister-in-law
          stepparent            father-in-law

     Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Legal and Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     "INVESTMENT PERSONNEL" and "INVESTMENT PERSON" mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions. This includes research analysts and traders.

     "LEGAL AND COMPLIANCE DEPARTMENT" means the Legal and Compliance Department of Brandywine as shown on Appendix 1.

     "PORTFOLIO MANAGER" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund. One need not bear the official title of Portfolio Manager to be so designated for purposes of this Code.

     "SECURITIES TRANSACTION" means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

     "SECURITY" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

VI.  APPENDICES TO THE CODE

               The  following  appendices  are attached to and are a part of the
               Code:

Appendix 1.    LEGAL & COMPLIANCE  DEPARTMENT  CONTACTS &  COMPLIANCE  COMMITTEE
               ROSTER;

Appendix 2.    SECURITIES  TRANSACTIONS DESIGNATED AS EXEMPT FROM CODE OF ETHICS
               PROHIBITIONS BY COMPLIANCE COMMITTEE;

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Appendix 3.    CTIITRADE(TM)PRE-CLEARANCE SYSTEM INSTRUCTION MEMO;

Appendix 4.    GUIDELINES FOR SANCTIONING VIOLATIONS OF THE CODE OF ETHICS;

Appendix 5.    CODE OF ETHICS CERTIFICATIONS;

Appendix 6.    FORM OF LETTER TO BROKER, DEALER OR BANK;

Appendix 7.    NEW ACCOUNT(S) REPORT;

Appendix 8.    BRANDYWINE'S POLICY ON INSIDE INFORMATION;

Appendix 9.    BRANDYWINE'S PRIVACY POLICY.

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